                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)*

                                  DexCom, Inc.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    252131107
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 252131107                    13G                    PAGE 2 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,336,616
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,336,616
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,336,616
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 3 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II L.P. (QP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        597,906
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    597,906
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     597,906
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 4 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II Entrepreneurs LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        106,113
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    106,113
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     106,113
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 5 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity Partners II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 6 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James C. Furnivall

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 7 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen L. Green

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 8 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deepak Kamra

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                    PAGE 9 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gregory Kopchinsky

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                   PAGE 10 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Guy M. Russo
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON      -----------------------------------------------------------------
    WITH       8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                   PAGE 11 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John V. Balen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON      -----------------------------------------------------------------
    WITH       8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                   PAGE 12 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric A. Young
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON      -----------------------------------------------------------------
    WITH       8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 252131107                    13G                   PAGE 13 OF 26 PAGES


--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Charmers Landing LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON      -----------------------------------------------------------------
    WITH       8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP No. 252131107                    13G                   PAGE 14 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stonehenge LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP No. 252131107                    13G                   PAGE 15 OF 26 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Waubeeka LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,040,635
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,040,635
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,040,635
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP No. 252131107                    13G                   PAGE 16 OF 26 PAGES


Item 1(a). Name of Issuer

     DexCom, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices

     5555 Oberlin Drive
     San Diego, CA 92121

Item 2(a). Name of Person Filing

     This statement is filed by (i) Canaan Equity II L.P. ("CE II"), a Delaware limited partnership, (ii) Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, (iii) Canaan Equity II Entrepreneurs, LLC ("Entrepreneurs"), a Delaware limited liability company, (iv) Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (v) John V. Balen, (vi) James C. Furnivall, (vii) Stephen L. Green, (viii) Deepak Kamra, (ix) Gregory Kopchinsky, (x) Guy M. Russo, (xi) Eric A. Young, (xii) Charmers Landing LLC ("Charmers"), a Delaware limited liability company, (xiii) Stonehenge LLC ("Stonehenge"), a Delaware limited liability company, and (xiv) Waubeeka LLC ("Waubeeka") a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in (i)-(xiv) above collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence

     Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.

Item 2(c). Citizenship

     Each of CE II and CE II QP is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.

Item 2(d). Title of Class of Securities

     This Schedule 13G report relates to the Common Stock, par value $0.01 per share ("Common Stock"), of DexCom, Inc.

Item 2(e). CUSIP Number

     CUSIP number 252131107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [ ] An investment adviser in accordance with
          Section 240.13d-1(b)(1)(ii)(E);

CUSIP No. 252131107                    13G                   PAGE 17 OF 26 PAGES


     (f)  [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J). None.

Item 4.  Ownership

(a)  Amount Beneficially Owned

     As of December 31, 2005, (i) CE II is the record holder of 1,336,616 shares of Common Stock (the "CE II Shares"), (ii) CE II QP is the record holder of 597,906 shares of Common Stock (the "CE II QP Shares"), (iii) Entrepreneurs is the record holder of 106,113 shares of Common Stock (the "Entrepreneurs Shares"; together with the CE II Shares and CE II QP Shares, the "Record Shares"). As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to own beneficially the Record Shares. As individual managers of CEP II, Messrs. Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

     By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially CE II Shares, CE II QP Shares and Entrepreneurs Shares.

(b)  Percent of Class:

     Each Reporting Person: %. The Reporting Persons beneficially own, in the aggregate, approximately 8% of the outstanding Common Stock of the Issuer, based on the 25,378,213 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2005. For individual Reporting Person information, please see
     Item 11 of the cover pages hereto.

CUSIP No. 252131107                    13G                   PAGE 18 OF 26 PAGES


(c)  Number of shares to which such person has:

                               NUMBER OF SHARES
                     -----------------------------------
Reporting Person
                     (i)      (ii)     (iii)      (iv)
                     ---   ---------   -----   ---------
CE II                 0    1,336,616     0     1,336,616
CE II QP              0      597,906     0       597,906
Entrepreneurs         0      106,113     0       106,113
CEP II                0    2,040,635     0     2,040,635
James C. Furnivall    0    2,040,635     0     2,040,635
Stephen L. Green      0    2,040,635     0     2,040,635
Deepak Kamra          0    2,040,635     0     2,040,635
Gregory Kopchinsky    0    2,040,635     0     2,040,635
Guy M. Russo          0    2,040,635     0     2,040,635
Eric A. Young         0    2,040,635     0     2,040,635
Charmers              0    2,040,635     0     2,040,635
Stonehenge            0    2,040,635     0     2,040,635
Waubeeka              0    2,040,635     0     2,040,635

(i)  Sole power to vote or direct the vote

(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of

(iv) Shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

     Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8. Identification and Classification of Members of the Group

     Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9. Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

     Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP NO. 252131107                   13G                    PAGE 19 OF 26 PAGES


                                   SIGNATURES

After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2006

                                        Canaan Equity II L.P.

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II Entrepreneurs LLC.

                                        By: Canaan Equity Partners II LLC
                                            Its Manager


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners II LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                                             *
                                        ----------------------------------------
                                        John V. Balen


                                                             *
                                        ----------------------------------------
                                        James C. Furnivall


                                                             *
                                        ----------------------------------------
                                        Stephen L. Green


                                                             *
                                        ----------------------------------------
                                        Deepak Kamra

CUSIP NO. 252131107                   13G                    PAGE 20 OF 26 PAGES


                                                             *
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo


                                                             *
                                        ----------------------------------------
                                        Eric A. Young


                                        Charmers Landing LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Stonehenge LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Waubeeka LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        * By: /s/ Guy M. Russo
                                              ----------------------------------
                                              Guy M. Russo
                                              Attorney-in-Fact

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP NO. 252131107                   13G                    PAGE 21 OF 26 PAGES


                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of DexCom, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed as of February 10, 2006

                                        Canaan Equity II L.P.


                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II Entrepreneurs LLC

                                        By: Canaan Equity Partners II LLC
                                            Its Manager


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners II LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                                             *
                                        ----------------------------------------
                                        John V. Balen


                                                             *
                                        ----------------------------------------
                                        James C. Furnivall


                                                             *
                                        ----------------------------------------
                                        Stephen L. Green


                                                             *
                                        ----------------------------------------
                                        Deepak Kamra

CUSIP NO. 252131107                   13G                    PAGE 22 OF 26 PAGES


                                                             *
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo


                                                             *
                                        ----------------------------------------
                                        Eric A. Young


                                        Charmers Landing LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Stonehenge LLC


                                        By:                  *
                                            ------------------------------------
                                            Manager


                                        Waubeeka LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        * By: /s/ Guy M. Russo
                                              ----------------------------------
                                              Guy M. Russo
                                              Attorney-in-Fact

This Joint Filing Agreement was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP NO. 252131107                   13G                    PAGE 23 OF 26 PAGES


                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 252131107                   13G                    PAGE 24 OF 26 PAGES


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

                                        CANAAN EQUITY II L.P.

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        CANAAN EQUITY II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        CANAAN EQUITY II ENTREPRENEURS LLC

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                               Member/Manager


                                        CANAAN EQUITY PARTNERS II LLC


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        /s/ Harry T. Rein
                                        ---------------------------------------
                                        Harry T. Rein


                                        /s/ John V. Balen
                                        ----------------------------------------
                                        John V. Balen


                                        /s/ James C. Furnivall
                                        ----------------------------------------
                                        James C. Furnivall


                                        /s/ Stephen L. Green
                                        ----------------------------------------
                                        Stephen L. Green


                                        /s/ Deepak Kamra
                                        ----------------------------------------
                                        Deepak Kamra


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo

CUSIP NO. 252131107                   13G                    PAGE 25 OF 26 PAGES


                                        /s/ Gregory Kopchinsky
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Eric A. Young
                                        ----------------------------------------
                                        Eric A. Young

CUSIP NO. 252131107                   13G                    PAGE 26 OF 26 PAGES


                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.

                                        CHARMERS LANDING LLC


                                        By: /s/ Stephen L. Green
                                            ------------------------------------
                                             Manager


                                        STONEHENGE LLC


                                        By: /s/ Gregory Kopchinsky
                                            ------------------------------------
                                            Manager